AGREEMENT AND PLAN OF MERGER

                          DATED AS OF JANUARY 14, 2004

                                     BETWEEN

                             HGROUP ACQUISITION CO.

                                       AND

                            HERITAGE BANCSHARES, INC.

                                TABLE OF CONTENTS

ARTICLE I THE MERGER.............................................................................1
   1.01     The Merger...........................................................................1
   1.02     Effect of the Merger.................................................................2
   1.03     Effective Time.......................................................................2
   1.04     Modification of Structure............................................................2
   1.05     Conversion of Bancshares Common Stock................................................3
   1.06     Exchange Procedures..................................................................3
   1.07     Withholding Rights...................................................................5
   1.08     Dissenting Shares....................................................................5
   1.09     Additional Actions...................................................................6
ARTICLE II REPRESENTATIONS AND WARRANTIES OF BANCSHARES AND BANK.................................6
   2.01     Corporate Organization...............................................................6
   2.02     Capitalization.......................................................................7
   2.03     Authority; No Violation..............................................................7
   2.04     SEC Documents; Undisclosed Liabilities...............................................9
   2.05     Information Supplied.................................................................9
   2.06     Absence of Certain Changes or Events.................................................9
   2.07     Legal Proceedings...................................................................10
   2.08     Taxes and Tax Returns...............................................................10
   2.09     Employee Benefit Plans..............................................................11
   2.10     Labor Matters.......................................................................13
   2.11     Regulatory Reports..................................................................13
   2.12     Compliance with Applicable Law......................................................14
   2.13     Deposit Insurance...................................................................15
   2.14     Certain Contracts...................................................................15
   2.15     Properties and Insurance............................................................16
   2.16     Environmental Matters...............................................................16
   2.17     Allowance for Loan Losses and Real Estate Owned.....................................18
   2.18     Loans; Nonperforming and Classified Assets..........................................18
   2.19     Intellectual Property...............................................................19
   2.20     Fiduciary Accounts..................................................................19
   2.21     Books and Records...................................................................19
   2.22     Broker Fees.........................................................................19
   2.23     Transactions with Affiliates........................................................19
   2.24     Required Vote; Inapplicability of Antitakeover Statutes; Fairness Opinion...........20
   2.25     Disclosures.........................................................................20
ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR..........................................20
   3.01     Corporate Organization..............................................................20
   3.02     Authority; No Violation.............................................................20
   3.03     Ability to Pay Merger Consideration.................................................21
   3.04     Legal Proceedings...................................................................21
   3.05     Broker Fees.........................................................................21


   3.06     Certain Information.................................................................21
   3.07     Business Plan.......................................................................21
   3.08     Disclosures.........................................................................22
ARTICLE IV COVENANTS OF THE PARTIES.............................................................22
   4.01     Conduct of the Business of Bancshares and the Bank..................................22
   4.02     Negative Covenants..................................................................22
   4.03     No Solicitation.....................................................................25
   4.04     Current Information.................................................................26
   4.05     Access to Properties and Records; Confidentiality...................................26
   4.06     Regulatory Matters..................................................................27
   4.07     Approval of Stockholders............................................................28
   4.08     Further Assurances..................................................................28
   4.09     Disclosure Supplements..............................................................28
   4.10     Public Announcements................................................................29
   4.11     Failure to Fulfill Conditions.......................................................29
   4.12     Indemnification.....................................................................29
   4.13     Insurance...........................................................................30
   4.14     Benefit Plans.......................................................................30
ARTICLE V CLOSING CONDITIONS....................................................................32
   5.01     Conditions to the Obligations of Acquiror Under This Agreement......................32
   5.02     Conditions to the Obligations of Bancshares and the Bank Under this Agreement.......33
ARTICLE VI TERMINATION..........................................................................34
   6.01     Termination.........................................................................34
   6.02     Effect of Termination and Abandonment...............................................37
ARTICLE VII MISCELLANEOUS.......................................................................39
   7.01     Survival............................................................................39
   7.02     Waiver; Amendment...................................................................39
   7.03     Expenses............................................................................39
   7.04     Notices.............................................................................39
   7.05     Parties in Interest.................................................................41
   7.06     Complete Agreement..................................................................41
   7.07     Counterparts........................................................................42
   7.08     Governing Law.......................................................................42
   7.09     Headings............................................................................42

EXHIBIT A                  Form of Stockholder Agreement
EXHIBIT B                  Form of Escrow Agreement

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of January 14, 2004 ("Agreement"),
                                                                  ---------
between HGROUP ACQUISITION CO. ("Acquiror"), a Delaware corporation, and
                                 --------
HERITAGE BANCSHARES, INC. ("Bancshares"), a Delaware corporation.
                            ----------

                                   WITNESSETH:

     WHEREAS, the Boards of Directors of Acquiror and Bancshares have determined that it is in the best interests of their respective stockholders to consummate the business combination transactions provided for herein; and

     WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

     WHEREAS, as a condition to the willingness of Acquiror to enter into this Agreement, the directors and executive officers of Bancshares (the "Bancshares
                                                                    ----------
Stockholders") are concurrently entering into a Stockholder Agreement with
------------
Acquiror (the "Stockholder Agreement"), in substantially the form attached
               ---------------------
hereto as Exhibit A, pursuant to which, among other things, such directors agree
          ---------
to vote their shares of Bancshares Common Stock (as defined below) in favor of this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER


     1.01 The Merger.
          ----------

          (a) The Merger. Subject to the terms and conditions of this Agreement,
              ----------
at the Effective Time, Acquiror shall merge with and into Bancshares (the "Merger") in accordance with the applicable provisions of federal law and
Section 251 of the Delaware General Corporation Act (the "DGCL"), the separate
                                                          ----
corporate existence of Acquiror shall cease and Bancshares shall survive and continue to exist as a registered savings and loan holding company (Bancshares, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").
        ----------------------

          (b) Name. The name of the Surviving Corporation shall be "Heritage
              ----
Bancshares, Inc.".

          (c) Certificate of Incorporation and Bylaws. The Certificate of
              ---------------------------------------
Incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the Certificate of Incorporation and the Bylaws of Acquiror as in effect immediately prior to the Merger except that Article I thereof shall be amended to read in its entirety as follows: "The name of the Corporation is Heritage Bancshares, Inc.".

          (d) Directors and Officers. As of the Effective Time, the directors
              ----------------------
and officers of Acquiror shall become the directors and officers of the Surviving Corporation and the directors (including biographical information for such persons) of the Surviving Corporation are listed in the Summary Business Plan of the Acquiror as set forth in the Acquiror Disclosure Memorandum (as defined in Article III). Any director of Bancshares and/or Heritage Bank, SSB, a Texas chartered stock savings bank and wholly-owned subsidiary of Bancshares (the "Bank"), that will not be a director of the Surviving Corporation after the Effective Time shall resign as of the Effective Time.

          (e) Authorized Capital Stock. The authorized capital stock of the
              ------------------------
Surviving Corporation upon consummation of the Merger shall be as set forth in the Certificate of Incorporation of the Acquiror immediately prior to the Merger.

     1.02 Effect of the Merger. At the Effective Time (as defined in Section
          --------------------
1.03 hereof), the effect of the Merger shall be as provided in accordance with federal law and regulation and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Acquiror shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Acquiror shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     1.03 Effective Time. The Merger shall become effective upon the occurrence
          --------------
of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, unless a later date and time is specified as the effective time in such Certificate of Merger ("Effective Time"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., no later than the fifth business day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article V of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), at the offices of Acquiror or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to Acquiror and Bancshares the certificates and other documents required to be delivered under Article V hereof.

     1.04 Modification of Structure. Notwithstanding any provision of this
          -------------------------
Agreement to the contrary, Acquiror, with the prior written consent of Bancshares, which consent shall not be unreasonably withheld, may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal income tax consequences to the stockholders of Bancshares as a result of such modification, (ii) the consideration to be paid to holders of Bancshares Common Stock (as defined below) under this Agreement is not thereby changed in kind or reduced in amount because of such modification and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or impair or prevent the satisfaction of any conditions to the Closing.

     1.05 Conversion of Bancshares Common Stock. As of the Effective Time,
          -------------------------------------

          (a) each share of Acquiror common stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be automatically converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation, and

          (b) each share of common stock, par value $0.01 per share, of Bancshares (the "Bancshares Common Stock"), issued and outstanding immediately
                 -----------------------
prior to the Effective Time (other than shares (i) as to which dissenters' rights have been asserted and duly perfected in accordance with the DGCL ("Dissenting Shares"), and (ii) held by Bancshares (including treasury shares)
  -----------------
or Acquiror shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and by operation of law be converted into and represent the right to receive from Acquiror, cash in the amount of $26.25, as adjusted pursuant to Section 1.05(c) (the "Merger Consideration"). The aggregate
                                           --------------------
consideration to be paid for the conversion of all outstanding shares of Bancshares Common Stock is hereinafter referred to as the "Aggregate Merger Consideration."

          (c) The Aggregate Merger Consideration shall be reduced by the amount by which $200,230 exceeds the sum of (i) the amount of the combined balances in John H. Mackey's, Jon D. Patterson's and James C. Champion's respective Executive Participant's Accounts (as such term is defined in Section 1.39 of the Heritage Bancshares, Inc. Employee Stock Ownership Plan) and (ii) the amount of the aggregate deferred gains (calculated on a pre-tax book value basis) from the sale of lots owned by TFS Investment Corporation ("TFS") which are realized during the period from the date hereof until the Effective Time. The per share adjustment to the Merger Consideration will be equal to reduction in the Aggregate Merger Consideration as outlined above, if any, divided by the number of shares of Bancshares Common Stock issued and outstanding immediately prior to the Effective Time.

     1.06 Exchange Procedures.
          -------------------

          (a) On the date hereof, Acquiror has deposited cash in an amount equal to $350,000.00 (the "Escrow Amount") in trust with Texas Capital Bank, National
                     -------------
Association (the "Escrow Agent") pursuant to an escrow agreement in the form of
                  ------------
Exhibit B (the "Escrow Agreement"). At the Effective Time, (i) pursuant to the
                ----------------
Escrow Agreement the Escrow Agent shall deposit the Escrow Amount in trust with an exchange agent designated by Acquiror and reasonably acceptable to Bancshares (the "Exchange Agent"), and (ii) Acquiror shall deposit cash in an amount equal
      --------------
to the Aggregate Merger Consideration, less the Escrow Amount, in trust with the Exchange Agent. No later than three (3) business days following the Effective

Time, Acquiror shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Bancshares Common Stock a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of Bancshares Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Bancshares Common Stock in exchange for the consideration set forth in Section 1.05 hereof deliverable in respect thereof pursuant to this Agreement. Within three (3) business days following receipt of surrendered certificates and a properly completed letter of transmittal, the Exchange Agent shall deliver the Merger Consideration to each former Bancshares stockholder. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

          (b) Each outstanding certificate which prior to the Effective Time represented Bancshares Common Stock (other than Dissenting Shares) and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence the right to receive the Merger Consideration. After the Effective Time, there shall be no further transfer on the records of Bancshares of certificates representing shares of Bancshares Common Stock and if such certificates are presented to Bancshares for transfer, they shall be cancelled against delivery of the Merger Consideration as hereinabove provided.

          (c) Acquiror shall not be obligated to deliver the Merger Consideration to which a holder of Bancshares Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of Bancshares Common Stock for exchange as provided in this Section 1.06, or, in lieu thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by Acquiror. If payment of the Merger Consideration is to be made in a name other than that in which the certificate evidencing Bancshares Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the certificate and otherwise in proper form for transfer and that the person requesting such payment pay to the Exchange Agent in advance, any transfer or other tax required by reason of the payment in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) Any portion of the Merger Consideration delivered to the Exchange Agent by Acquiror pursuant to this Section 1.06 that remains unclaimed by the stockholders of Bancshares for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Acquiror. Any stockholders of Bancshares who have not exchanged their shares of Bancshares Common Stock for the Merger

Consideration in accordance with this Agreement shall thereafter look only to Acquiror for the consideration deliverable in respect of each share of Bancshares Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of Bancshares Common Stock are not surrendered or the payment for them is not claimed prior to the date on which payment of the Merger Consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Acquiror (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Acquiror and the Exchange Agent shall be entitled to rely upon the stock transfer books of Bancshares to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate, Acquiror and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

     1.07 Withholding Rights. Acquiror (through the Exchange Agent, if
          ------------------
applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Bancshares Common Stock such amounts as Acquiror is required under the Internal Revenue Code of 1986, as amended ("Code") or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Bancshares Common Stock in respect of which such deduction and withholding was made by Acquiror.

     1.08 Dissenting Shares. Each outstanding shares of Bancshares Common Stock
          -----------------
the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such rights as of the Effective Time shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. Bancshares shall give Acquiror prompt notice upon receipt by Bancshares of any such written demands for payment of their fair value of such shares of Bancshares Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the DGCL (any stockholder duly making such demand being hereinafter called a "Dissenting Stockholder"). Any payments made
                                   ----------------------
in respect of Dissenting Shares shall be made by Acquiror. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder's shares of Bancshares Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

     1.09 Additional Actions. If at any time after the Effective Time the
          ------------------
Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving

Corporation its rights, title or interest in, to or under any of the rights, properties or assets of Bancshares acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Bancshares and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Bancshares or otherwise to take any and all such action.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                  OF BANCSHARES


     References to "Bancshares Disclosure Memorandum" shall mean the disclosure
                    --------------------------------
memorandum referred to in this Article II and Article IV hereof, which has been delivered by Bancshares to Acquiror on or prior to the date hereof. Bancshares hereby represents and warrant to Acquiror as follows as of the date hereof:

     2.01 Corporate Organization.
          ----------------------

          (a) Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Bancshares has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect (as defined below). Bancshares is a registered savings and loan holding company subject to examination and regulation by the Office of Thrift Supervision (the "OTS"). The
                                                                     ---
Bank is subject to examination and regulation by the Federal Deposit Insurance Corporation (the "FDIC") and the Texas Savings and Loan Department (the
                  ----
"Department"). Section 2.01(a) of the Bancshares Disclosure Memorandum sets
 ----------
forth true and complete copies of the Certificate of Incorporation and Bylaws of Bancshares as in effect on the date hereof.

     For the purposes of this Agreement, the term "Material Adverse Effect"
                                                   -----------------------
shall mean any effect that (i) is material and adverse to the financial condition, results of operations or business of Bancshares, the Bank and TFS, considered as one enterprise or (ii) materially impairs the ability of Bancshares and/or the Bank to consummate the transactions contemplated by this Agreement, provided, however, that the term "Material Adverse Effect" shall not
                                             -----------------------
be deemed to include (i) the impact of changes in (a) laws, regulations, or policies of any Federal or state court, administrative agency, commission or other governmental authority or interpretations thereof; (b) generally accepted accounting principles, that in each case are generally applicable to the banking industry; or (c) any other matter affecting federally insured depository institutions generally (including their holding companies) including without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates provided any such change does not impact Bancshares and the Bank more adversely than other similarly situated financial institutions; or (ii) actions taken or to be taken by Bancshares or the Bank upon the written request of Acquiror pursuant to this Agreement or in compliance with the terms of this Agreement.

          (b) The only direct or indirect subsidiaries of Bancshares are the Bank and TFS. Section 2.01(b) of the Bancshares Disclosure Memorandum sets forth true and complete copies of the Charter and Bylaws of the Bank as in effect on the date hereof. The Bank (i) is duly organized, validly existing and in good standing under the laws of the State of Texas, (ii) has the corporate power and authority to own or lease all of its properties and assets, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Bancshares and the Bank have satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with their state and/or federal regulatory agencies. Other than the Bank and TFS and except as set forth in Section 2.01(b) (ii) of the Bancshares Disclosure Memorandum, Bancshares does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity.

     2.02 Capitalization. The authorized capital stock of Bancshares consists of
          --------------
1,800,000 shares of Bancshares Common Stock, of which 491,468 are issued and 473,248 outstanding as of the date hereof, and 200,000 shares of preferred stock, of which no shares are issued and outstanding. All issued and outstanding shares of capital stock of Bancshares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Bancshares does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Bancshares or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

     2.03 Authority; No Violation.
          -----------------------

          (a) Subject to the approval of this Agreement by the stockholders of Bancshares, Bancshares has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors of Bancshares (the "Bancshares
                                                               ----------
Board"). Except for the adoption by Bancshares' stockholders of this Agreement,
-----
no other corporate proceedings on the part of Bancshares are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by Bancshares and constitutes the valid and binding obligation of Bancshares, enforceable against it in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

          (b) None of the execution and delivery of this Agreement by Bancshares, the consummation by Bancshares and the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Bancshares and the Bank with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation, Charter or Bylaws of Bancshares or the Bank, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bancshares or the Bank or any of their respective properties or assets, or (iii) except as disclosed in
Section 2.03(b) of the Bancshares Disclosure Memorandum, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Bancshares or the Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancshares or the Bank are a party, or by which any of their respective properties or assets may be bound or affected. Except as set forth in Section 2.03(b) of the Bancshares Disclosure Memorandum and for consents and approvals of or filings or registrations with or notices to the Securities and Exchange Commission (the "SEC"), the OTS, the Department, the FDIC, the Secretary of State of the State of Delaware, and the stockholders of Bancshares, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency, or non-governmental third party are required on behalf of Bancshares in connection with (a) the execution and delivery of this Agreement by Bancshares and the Bank, and (b) the completion by Bancshares and the Bank of the transactions contemplated hereby.

          (c) Except as disclosed in Section 2.03(c) of the Bancshares Disclosure Memorandum, as of the date hereof, neither Bancshares nor the Bank is aware of any reasons why the consents and approvals set forth above shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated hereby; provided that neither Bancshares nor the Bank makes any representation or warranty as to Acquiror's ability to obtain any necessary consents and approvals.

     2.04 SEC Documents; Undisclosed Liabilities. Bancshares has filed all
          --------------------------------------
required reports, schedules, forms, statements and other documents with the SEC since January 1, 2001 (the "SEC Documents"). As of their respective dates, the
                            --------------
SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Securities Exchange Act of
                             --------------
1934 (the "Exchange Act"), as the case may be, and the rules and
            ------------
regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Bancshares included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Bancshares and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents, neither Bancshares nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), material for, or which could reasonably be expected to have a material adverse effect on, the business results of operations, assets or financial condition of Bancshares and the Bank taken as a whole.

     2.05 Information Supplied. None of the information supplied by Bancshares
          --------------------
for inclusion or incorporation by reference in the proxy statement to be filed by Bancshares in connection with the merger (the "Proxy Statement") will, at the time the proxy statement is first mailed to the stockholders of Bancshares or at the time of the meeting of the stockholders of Bancshares held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Bancshares with respect to statements made or incorporated by reference therein based on information supplied by Acquiror for inclusion or incorporation by reference therein.

     2.06 Absence of Certain Changes or Events. Except as set forth in Section
          ------------------------------------
2.06 of the Bancshares Disclosure Memorandum, since September 30, 2003, Bancshares has conducted its business only in the ordinary course, and there has not been (i) any event which has occurred or circumstance which has arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Bancshares' capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any substitution for shares of its capital stock, (iv) (x) any granting by Bancshares or any of its subsidiaries to any executive officer of Bancshares or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of September 30, 2003, (y) any granting by Bancshares or any of its subsidiaries to any such executive officer or any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of September 30, 2003 or (z) any entry by Bancshares or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer,
(v) any damage, destruction or loss, whether or not covered by insurance, that has or could have a Material Adverse Effect, or (vi) any change in accounting methods, principles or practices by Bancshares materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

     2.07 Legal Proceedings. Except as disclosed in Section 2.07 of the
          -----------------
Bancshares Disclosure Memorandum, neither Bancshares or the Bank is a party to any, and there are no pending or, to the best knowledge of Bancshares and the Bank, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Bancshares or the Bank. Neither Bancshares nor the Bank is a party to any order, judgment or decree.

     2.08 Taxes and Tax Returns.
          ---------------------

          (a) Bancshares and the Bank have duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined), and have duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and disclosed in writing to Acquiror) and (ii) have not finally been determined. Bancshares has established (and until the Effective Time will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable for periods ending on or prior to the Effective Time, whether or not disputed or accrued. Except as set forth in Section 2.08(a) of the Bancshares Disclosure Memorandum, the federal income tax returns of Bancshares have been audited by the Internal Revenue Service (the "IRS") (or are closed to examination due to the expiration of the applicable statute of limitations), and no deficiencies were asserted as a result of such examination which have not been resolved and paid in full. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon Bancshares or the Bank, nor has Bancshares given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

          (b) Except as set forth in Section 2.08(b) of the Bancshares Disclosure Memorandum, Bancshares (i) has not requested any extension of time within which to file any Return which Return has not since been filed, (ii) is not a party to any agreement providing for the allocation or sharing of Taxes,
(iii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Bancshares (nor does Bancshares have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

          (c) Bancshares and the Bank have made available to Acquirer true and correct copies of the United States federal income tax returns filed by Bancshares and the Bank for each of the three most recent fiscal years for which such returns have been filed.

          (d) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to either Bancshares or the Bank.

          (e) Except as set forth in Section 2.08(e) of the Bancshares Disclosure Memorandum, Bancshares and the Bank do not maintain any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

          (f) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon Bancshares.

     2.09 Employee Benefit Plans.
          ----------------------

          (a) Section 2.09(a) of the Bancshares Disclosure Memorandum sets forth all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Bancshares and the Bank (the "Employees") and
                                                             ---------
current or former directors of Bancshares and the Bank including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and
                                                              -----
deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefits Plans"). True and complete
                                             --------------
copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided to Acquiror.

          (b) All Benefits Plans other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Bancshares is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or, to Bancshares' knowledge, threatened litigation relating to the Benefits Plans.
Neither Bancshares nor the Bank has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Bancshares or the Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

          (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Bancshares or the Bank with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Bancshares under Section 4001 of ERISA or Section 414 of the Code (an "ERISA
                                                                       -----
Affiliate"). Neither Bancshares nor the Bank has incurred, and neither expects
---------
to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

          (d) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of Bancshares. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Bancshares nor the Bank has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (e) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

          (f) Neither Bancshares nor the Bank has any obligations for retiree health and life benefits under any Benefit Plan other than as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Bancshares or the Bank may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

          (g) Except as set forth in Section 2.09(g) of the Bancshares Disclosure Memorandum, none of the execution of this Agreement, stockholder approval of this Agreement or consummation of the transactions contemplated hereby will (A) entitle any employees of Bancshares or the Bank to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

     2.10 Labor Matters. Neither Bancshares nor the Bank is a party to or is
          -------------
bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Bancshares or the Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Bancshares or the Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving either Bancshares or the Bank pending or, to either Bancshares or the Bank's knowledge, threatened, nor is Bancshares or the Bank aware of any activity involving any of their employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

     2.11 Regulatory Reports.
          ------------------

          (a) Since January 1, 2001, Bancshares and the Bank have duly filed with the OTS or the Department in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Bancshares has delivered or made available to Acquiror accurate and complete copies of such reports. Section 2.11 of the Bancshares Disclosure Memorandum lists all examinations of Bancshares or the Bank conducted by the applicable regulatory authorities since January 1, 2001 and the dates of any responses thereto submitted by Bancshares or the Bank. Except as set forth in Section 2.11 of the Bancshares Disclosure Memorandum, in connection with the most recent examinations of Bancshares or the Bank by the applicable regulatory authorities, neither Bancshares nor the Bank were required to correct or change any action, procedure or proceeding which Bancshares or the Bank believe has not been now corrected or changed as required.

          (b) Neither Bancshares or the Bank nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Bancshares Regulatory Authorities"). Bancshares or the Bank have paid all
----------------------------------
assessments made or imposed by any Bancshares Regulatory Authority.

          (c) Neither Bancshares or the Bank have been advised by, nor do they have any knowledge of facts which could give rise to an advisory notice by, any Bancshares Regulatory Authority that such Bancshares Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     2.12 Compliance with Applicable Law.
          ------------------------------

          (a) Bancshares and the Bank are in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.

          (b) Bancshares and the Bank have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of Bancshares and the Bank, no suspension or cancellation of any of the same is threatened.

          (c) Neither Bancshares nor the Bank is in violation of its Certificate of Incorporation, Charter or Bylaws, or in any material respect of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (each, a "Government Authority") (including, without limitation, all banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court (which is applicable to Bancshares or its subsidiaries), or in default under any order, license, regulation or demand of any governmental agency (which is applicable to Bancshares or its subsidiaries), and neither Bancshares nor the Bank has received any notice or communication from any federal, state or local governmental authority asserting that Bancshares or the Bank is in violation of any of the foregoing.

     2.13 Deposit Insurance. The deposit accounts of the Bank are insured by the
          -----------------
Savings Association Insurance Fund of the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended ("FDIA"), and Bank has paid all premiums and assessments required by the FDIA and the regulations thereunder.

     2.14 Certain Contracts.
          -----------------

          (a) Except as disclosed in Section 2.14(a) of the Bancshares Disclosure Memorandum, neither Bancshares nor the Bank is a party to, is bound by, receives, or is obligated to pay benefits under, (i) any agreement, arrangement or commitment, including without limitation, any agreement, indenture or other instrument relating to the borrowing of money by Bancshares or the Bank (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by Bancshares or the Bank of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer of Bancshares or the Bank, (iii) any contract, agreement or understanding with a labor union, (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance payor otherwise) became or may become due to any director, officer or employee of Bancshares or the Bank upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events), (v) any agreement, arrangement or understanding to which Bancshares or the Bank is a party or by which any of the same is bound which limits the freedom of Bancshares or the Bank to compete in any line of business or with any person, or
(vi) any other agreement, arrangement or understanding to which Bancshares or the Bank is a party and which is material to the business, results of operations, assets or financial condition of Bancshares and the Bank taken as a whole (excluding loan agreements or agreements relating to deposit accounts), in each of the foregoing cases whether written or oral.

          (b) Neither Bancshares nor the Bank is in default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

          (c) Neither Bancshares nor the Bank is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on its balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") nor does Bancshares or the Bank own securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

     2.15 Properties and Insurance.
          ------------------------

          (a) All real and personal property owned by Bancshares or the Bank or presently used by them in their respective businesses is in adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Bancshares and the Bank in the ordinary course of business consistent with their past practices. Bancshares and the Bank have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Bancshares' consolidated balance sheet as of June 30, 2003 or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 2003), subject to no encumbrances, liens, mortgages, securities interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated balance sheet, (ii) statutory liens for current taxes not yet due, (iii) such encumbrances, liens, mortgages, securities interests, pledges and title imperfections that are not in the aggregate material to the business, results of operations, assets or financial condition of Bancshares and the Bank taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports prior to the date hereof. Bancshares and the Bank as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by Bancshares and the Bank and the consummation of the transactions contemplated hereby will not affect any such right in a way that would have a Material Adverse Effect. Section 2.15(a) of the Bancshares Disclosure Memorandum sets forth an accurate listing of each lease pursuant to which Bancshares or the Bank act as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same.

          (b) The business operations and all insurable properties and assets of Bancshares and the Bank are insured for its benefit against all risks which, in the reasonable judgment of the management of Bancshares and the Bank, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of Bancshares and the Bank adequate for the business engaged in by Bancshares and the Bank. As of the date hereof, neither Bancshares nor the Bank has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in material default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

     2.16 Environmental Matters. For purposes of this Agreement, the following
          ---------------------
terms shall have the indicated meaning:

     "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C.
Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C.
Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

     "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component. Hazardous Substances include without limitation petroleum (including crude oil or any fraction thereof), asbestos, radioactive material, and polychlorinated biphenyls.

     "Loan Portfolio Properties" means those properties which serve as collateral for loans owned by Bancshares or Bank.

     "Other Properties Owned" means those properties owned, leased or operated by Bancshares or the Bank which are not Loan Portfolio Properties.

     (a) Except as set forth in Section 2.16(a) of the Bancshares Disclosure Memorandum, to the knowledge of Bancshares and the Bank, neither Bancshares nor the Bank has been and are not in violation of or liable under any Environmental Law.

     (b) Except as set forth in Section 2.16(b) of the Bancshares Disclosure Memorandum, none of the Other Properties Owned is the subject of liability under, or, to the knowledge of Bancshares and the Bank, has been in violation of, any Environmental Law except any such violations or liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

     (c) Except as set forth in Section 2.16(c) of the Bancshares Disclosure Memorandum, to the knowledge of Bancshares and the Bank, none of the Loan Portfolio Properties has been in violation of, or is the subject of liability under, any Environmental Law except any such violations or liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

     (d) Except as set forth in Section 2.16(d) of the Bancshares Disclosure Memorandum, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the knowledge of Bancshares and the Bank, threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a Material Adverse Effect.

     (e) Section 2.16(e) of the Bancshares Disclosure Memorandum lists (i) any environmental studies which have been undertaken by, or on behalf of, Bancshares or the Bank with respect to the Other Properties Owned and (ii) and correspondence known to Bancshares or the Bank with respect to the Other Properties Owned that related to compliance under Environmental Laws.

     2.17 Allowance for Loan Losses and Real Estate Owned. The allowance for
          -----------------------------------------------
loan losses reflected on Bancshares' consolidated balance sheets included in the consolidated financial statements referred to in Section 2.04 hereof is in the opinion of Bancshares' management, adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries. The real estate owned reflected on the consolidated balance sheets included in the consolidated financial statements referred to in Sections
2.04 and 2.05 hereof is carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by generally accepted accounting principles.

     2.18 Loans; Nonperforming and Classified Assets.
          ------------------------------------------

          (a) Each loan, loan commitment, letter of credit or other extension of credit (collectively, "Loans") on the books and records of the Bank was made and
                       -----
has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of the Bank, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles.

          (b) Except as set forth in Section 2.18 of the Bancshares Disclosure Memorandum, as of the latest practicable date prior to the date hereof , there are no (i) Loans (A) under the terms of which, the obligor is 60 or more days delinquent in payment of principal or interest, or to the Bank's knowledge, in default of any other material provision thereof; (B) which have been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by the Bank or an applicable regulatory authority, and (C) with any director, executive officer or five percent or greater shareholder of Bancshares or the Bank, or to the best knowledge of Bancshares or the Bank, any person controlling, controlled by or under common control with any of the foregoing or
(ii) real estate owned or acquired by foreclosure or by deed-in-lieu thereof.

     2.19 Intellectual Property. Bancshares and the Bank own or possess valid
          ---------------------
and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in their businesses, all of which are set forth in
Section 2.19 of the Bancshares Disclosure Memorandum, and neither Bancshares nor the Bank has received any notice of conflict with respect thereto that asserts the right of others. Each of Bancshares and the Bank has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

     2.20 Fiduciary Accounts. The Bank has properly administered all accounts
          ------------------
for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. To the knowledge of Bancshares, neither Bancshares nor the Bank, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

     2.21 Books and Records. The books and records of Bancshares and the Bank
          -----------------
are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Bancshares and the Bank.

     2.22 Broker Fees. Except as set forth in Section 2.22 of the Bancshares
          -----------
Disclosure Memorandum, neither Bancshares nor the Bank or any of the respective directors or officers of such companies has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

     2.23 Transactions with Affiliates. Except as set forth in Section 2.23 of
          ----------------------------
the Bancshares Disclosure Memorandum and except for actions with respect to the maintenance of deposit accounts and transactions in the ordinary course related thereto, there are no existing or pending transactions, nor are there any agreements or understandings, with any "Affiliates" of the Bank within the meaning of Section 23A and Section 23B of the Federal Reserve Act ("Affiliates"), relating to, arising from or affecting Bancshares and the Bank, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of Bancshares or the Bank.

     2.24 Required Vote; Inapplicability of Antitakeover Statutes; Fairness
          -----------------------------------------------------------------
Opinion.
-------

          (a) This Agreement and the transactions contemplated hereby are required to be approved on behalf of Bancshares by the affirmative vote of the holders of at least a majority of the outstanding shares of the Bancshares Common Stock.

          (b) Bancshares has taken all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "supermajority," "affiliate transactions," "business combination" or other state antitakeover laws and regulations.

          (c) Bancshares has received a written opinion of Keefe, Bruyette & Woods, Inc., dated the date hereof with respect to the fairness of the Merger Consideration to be received by the stockholders of Bancshares pursuant to this Agreement from a financial point of view.

     2.25 Disclosures. No representation or warranty contained in Article II of
          -----------
this Agreement, and no statement contained in the Bancshares Disclosure Memorandum, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR


     References to "Acquiror Disclosure Memorandum" shall mean the disclosure memorandum referred to in this Article III which has been delivered by Acquiror to Bancshares on or prior to the date hereof. Acquiror hereby represents and warrants to Bancshares as follows as of the date hereof:

     3.01 Corporate Organization. Acquiror is a corporation duly organized,
          -----------------------
validly existing and in good standing under the laws of the State of Delaware. Acquiror has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of Acquiror to consummate the transactions contemplated hereby. The Summary Business Plan included in the Acquiror Disclosure Memorandum sets forth a list of the directors and shareholder(s) or owner(s), including biographical information for such person(s), of Acquiror.

     3.02 Authority; No Violation.
          -----------------------

          (a) Acquiror has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors and stockholders of Acquiror, and no other corporate proceedings on the part of Acquiror are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Acquiror and constitutes a valid and binding obligation of Acquiror, enforceable in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

          (b) Neither the execution and delivery of this Agreement by Acquiror, or the consummation by Acquiror of the transactions contemplated hereby in accordance with the terms hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Acquiror, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Acquiror, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default.

(or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Acquiror, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Acquiror is a party, or by which any of its properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Acquiror and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Secretary of State of the State of Delaware, the Department, the OTS and the SEC, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency or non-governmental third party are required on behalf of Acquiror in connection with (a) the execution and delivery of this Agreement by Acquiror and (b) the completion by Acquiror of the transactions contemplated hereby.

     3.03 Ability to Pay Merger Consideration. Acquiror will have available to
          -----------------------------------
it as of the Effective Time sufficient cash to pay the Aggregate Merger Consideration to stockholders of Bancshares as set forth in Section 1.05. Acquiror's stockholders will have available to them in the aggregate, as of the date hereof and until the Effective Time, sufficient cash to pay (or negotiable securities positions at least equal to) the Aggregate Merger Consideration as set forth in Section 1.05.

     3.04 Legal Proceedings. There are no pending or, to the best knowledge of
          -----------------
Acquiror, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Acquiror or any HGroup Stockholder (as defined in Section 4.15 hereof), except such proceedings, claims actions or governmental investigations which in the good faith judgment of Acquiror will not have a material adverse effect on the ability of Acquiror to consummate the transactions contemplated hereby.

     3.05 Broker Fees. Other than to Tri-River Capital, neither Acquiror, nor
          -----------
any of its directors or officers, has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

     3.06 Certain Information. None of the information relating to Acquiror
          -------------------
supplied or to be supplied by Acquiror to Bancshares expressly for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Bancshares and up to and including the date of the meeting of stockholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.07 Business Plan. The Summary Business Plan included in the Acquiror
          -------------
Disclosure Memorandum is a true and correct summary of Acquiror's business plan for the operation of Bancshares and the Bank after the Effective Time.

     3.08 Disclosures. No representation or warranty contained in Article III of
          -----------
this Agreement, and no statement contained in the Acquiror Disclosure Memorandum, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES


     4.01 Conduct of the Business of Bancshares and the Bank. During the period
          --------------------------------------------------
from the date hereof to the Effective Time, Bancshares shall, and shall require the Bank to, conduct their respective businesses and engage in transactions permitted hereunder or only in the ordinary course and consistent with past practice. Bancshares shall, and shall cause the Bank to, use all reasonable efforts to (i) preserve their business organization intact, (ii) keep available for themselves and Acquiror the present services of the employees of Bancshares and the Bank, and (iii) preserve for themselves and Acquiror the goodwill of their customers and others with whom business relationships exist.

     4.02 Negative Covenants. Bancshares agrees that from the date hereof to the
          ------------------
Effective Time, except as otherwise approved by Acquiror in writing or as permitted or required by this Agreement, Bancshares will not and Bancshares will not permit the Bank to:

          (i) amend or change any provision of its Certificate of Incorporation, Charter or Bylaws;

          (ii) change the number of shares of its authorized or issued capital stock (except upon the exercise of Bancshares' options) or issue or grant any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of Bancshares, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

          (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Bancshares;

          (iv) hire any person as an employee of Bancshares or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in the Bancshares' Disclosure Memorandum and (ii) persons hired to fill any current vacancies or vacancies arising after the date hereof and whose employment is terminable at the will of Bancshares or a Subsidiary of Bancshares, as applicable, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $70,000.

          (v) grant any severance or termination pay (other than pursuant to binding contracts, plans, or policies of Bancshares or the Bank in effect on the date hereof and disclosed to Acquiror in the Bancshares Disclosure Memorandum) to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers or employees; or award any increase in compensation or benefits to its directors, officers or employees except for salary increases and bonuses payable in the ordinary course of business and consistent with past practices; provided, however, that any increase in compensation permitted by this
     Section 4.02(v) shall not result in any director, officer or employee having an annual total compensation package greater than $70,000;

          (vi) enter into or modify (except as may be required by applicable law or as may be required by Section 4.12 hereof, with the prior written consent of Acquiror, which shall not be unreasonably withheld) any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice or as may be required by applicable law;

          (vii) except as set forth in Section 4.02(vii) of the Bancshares Disclosure Memorandum, purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice and policies;

          (viii) enter into any new capital commitments or make any capital expenditures in excess of $5,000 each, other than pursuant to binding commitments existing on the date hereof;

          (ix) except as set forth in Section 4.02(ix) of the Bancshares Disclosure Memorandum, file any applications or make any contract with respect to branching or site location or relocation;

          (x) make any material change in its accounting methods or practices, other than changes required by changes in laws or regulations or generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

          (xi) change in any material respect its lending, investment, deposit or asset and liability management or other banking and operating policies except as may be required by applicable law or regulations;

          (xii) enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other derivatives contract that is not included on its balance sheet (including various combinations thereof);

          (xiii) incur any liability for borrowed funds (other than (i) in the case of deposits, federal funds purchased and securities sold under agreements to repurchase or (ii) Federal Home Loan Bank borrowings having a term to maturity of less than six (6) months, in each case in the ordinary course of business) or place upon or permit any lien or encumbrance upon any of its properties or assets, except liens of the type permitted in the exceptions to Section 2.15(a);

          (xiv) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

          (xv) except for actions with respect to the maintenance of deposit accounts and transactions in the ordinary course related thereto, engage in any transaction with an Affiliate;

          (xvi) discharge or satisfy any material lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

          (xvii) make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, "Loans") other than single-family residential loans having a principal balance less than $350,000, without Acquiror's prior written consent (except for any loan made by the Bank which is pre-committed to a secondary market investor) and no commercial business loan, multi-family residential loan, or commercial real estate loan in excess of $350,000 can be originated, renewed or modified without Acquiror's prior written consent (which approval shall not be unreasonably withheld and provided that Acquiror must respond to a request from Bancshares within twenty four (24) hours of receipt of any such request (except to the extent a response would be required from Acquiror on a day that is not a business day, in which case such response shall be due by 5:00 CST on the next following business day), provided that if Acquiror fails to notify Bancshares within such time period, Acquiror shall be deemed to have consented to such request).

          (xviii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

          (xix) invest in any investment securities other than United States government agencies with a term of one (1) year or less or federal funds;

          (xx) take any action that would result in any of its representations and warranties contained in Article II of this Agreement not being true and correct in any material respect at the Effective Time; or

          (xxi) agree to do any of the foregoing.

     4.03 No Solicitation. From the date of this Agreement until the Effective
          ---------------
Time or the termination of this Agreement pursuant to its terms and subject to the other provisions of this Agreement, Bancshares agrees that neither it, the Bank nor any of their respective officers or directors shall, and that Bancshares shall direct and use its reasonable best efforts to cause their employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of Bancshares or more than 9.9% of the outstanding equity securities of Bancshares or the Bank (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). Bancshares further agrees that neither Bancshares nor the Bank nor any of their respective officers and directors shall, and that Bancshares shall direct and use its reasonable best efforts to cause their employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Bancshares or the Bank from
(A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if Bancshares receives from the person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the stockholders of Bancshares, if and only to the extent that, (i) in each such case referred to in clause (B),
(C) or (D) above, the Bancshares Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, the Bancshares Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to Bancshares's stockholders from a financial point of view than the Merger. Bancshares agrees that both it and the Bank will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. An Acquisition Proposal considered by Bancshares in compliance with this Section 4.03 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a "Superior Proposal." Bancshares agrees that it will, and will cause the Bank to, notify Acquiror immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

     4.04 Current Information. During the period from the date hereof to the
          -------------------
Effective Time, each party will cause one or more of its designated representatives to confer from time to time, as either party may reasonably request, with representatives of the other party regarding its business, operations, prospects, assets and financial condition and matters relating to the completion of the transactions contemplated hereby. Within 25 days after the end of each month, Bancshares shall provide Acquiror with an unaudited consolidated statement of financial condition and a consolidated statement of earnings, without related notes, for such month prepared in accordance with past practices. Bancshares shall also furnish Acquiror with the same information and reports furnished or provided to the Bancshares Board, to the extent such information and reports indicate any loans which have been originated, purchased or sold, or applications for loans which have been received for processing.

     4.05 Access to Properties and Records; Confidentiality.
          -------------------------------------------------

          (a) Bancshares shall, and shall cause Bank to, permit Acquiror and its representatives, at Acquiror's expense, reasonable access to their properties and shall disclose and make available to Acquiror all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Bancshares and the Bank, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Acquiror may have a reasonable interest. Bancshares and the Bank shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. Bancshares will use, and will cause the Bank to use, their reasonable efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Bancshares shall, and shall cause the Bank to, make its directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Acquiror and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

          (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger and, if such Merger shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best effort to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes. The obligation to keep such information confidential shall continue for three years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality; or
(ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

     4.06 Regulatory Matters.
          ------------------

          (a) Each of Bancshares and Acquiror shall cooperate with each other and use their best efforts to prepare all necessary documentation to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as practicable (the parties hereto shall, in this context, use their best efforts to file all requisite regulatory applications on or before the 30th day following the date of this Agreement; provided that any delay past such date shall not be treated as noncompliance by Acquiror with this Section 4.06). The parties shall each have the right to review and approve in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

          (b) Each of the parties will furnish each other with all information concerning themselves, their directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of them to any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

          (c) Each of the parties will promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

     4.07 Approval of Stockholders. Except to the extent that Bancshares has
          ------------------------
terminated the Agreement pursuant to Section 6.01(c)(v), Bancshares will (a) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders the ("Bancshares Meeting") as soon as reasonably practicable (but in no event later than the 120th day after the date of this Agreement; provided that any delay past such date caused by Acquiror shall not be treated as noncompliance by Bancshares with this Section 4.07) for the purposes of securing the adoption of such stockholders of this Agreement (which shall be the only matter considered at such special meeting), (b) recommend to its stockholders the approval of this Agreement and the transactions contemplated hereby, and use its best efforts to obtain, as promptly as practicable, such approval, unless the Bancshares Board makes a good faith determination, upon consideration of the advice of outside counsel that such recommendation would be deemed to constitute a breach of their fiduciary duties under applicable Delaware law, and
(c) cooperate and consult with Acquiror with respect to the foregoing matters.

     4.08 Further Assurances. Subject to the terms and conditions herein
          ------------------
provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing contained herein and to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

     4.09 Disclosure Supplements. From time to time prior to the Effective Time,
          ----------------------
each party will promptly supplement or amend its respective Disclosure Memorandum delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Disclosure Memorandum or which is necessary to correct any information in such Disclosure Memorandum which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Memorandum shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article V or the compliance by Bancshares and the Bank with the covenants set forth in Section 4.01 hereof.

     4.10 Public Announcements. The parties hereto shall approve in advance the
          --------------------
substance of and cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation and as to which the parties releasing such information have used their best efforts to discuss with the other parties in advance.

     4.11 Failure to Fulfill Conditions. In the event that either of the parties
          -----------------------------
hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled and that it will not waive that condition, it will promptly notify the other party. Acquiror and Bancshares will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

     4.12 Indemnification.
          ---------------

          (a) From and after the Effective Time through the fifth anniversary of the Effective Time, Surviving Corporation shall indemnify and hold harmless each present and former director, officer and employee of Bancshares, the Bank and TFS determined as of the Effective Time (the "Indemnified Parties") against any\
                                              -------------------
costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (collectively, "Claims"), to
                                                                 ------
the fullest extent to which such Indemnified Parties were entitled under Delaware law, the Certificate of Incorporation, Charter and Bylaws of Bancshares, the Bank and TFS as in effect on the date hereof, provided, however, that all rights to indemnification in respect to any claim asserted or made within such period shall continue until the final disposition of such claim.

          (b) Any Indemnified Party wishing to claim indemnification under this
Section 4.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

          (c) In the event that the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this
Section 4.12, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties.

     4.13 Insurance. The Surviving Corporation shall maintain a directors' and
          ---------
officers' liability insurance policy covering the Indemnified Parties Costs in connection with any Claims for a period of three (3) years after the Effective Time at an annual premium expense no greater than 150% of the annual premium of the directors' and officers' liability insurance maintained by Bancshares and the Bank as of the date hereof; provided that Acquiror agrees that such coverage may be purchased in a single premium policy which does not exceed three (3) times 150% times the annual premium expense of the directors' and officers' liability insurance maintained by Bancshares and the Bank as of the date hereof. Such insurance policy may be acquired by Bancshares prior to the Effective Time.

     4.14 Benefit Plans.
          -------------

          (a) As soon as administratively practicable after the Effective Time, the Surviving Corporation shall take all reasonable action so that employees of Bancshares, the Bank and TFS shall be entitled to participate in each employee benefit plan, program or arrangement of the Surviving Corporation of general applicability (the "Surviving Corporation Benefit Plans") to the same extent as similarly-situated employees of the Surviving Corporation (it being understood that inclusion of the employees of Bancshares, the Bank and TFS in the Surviving Corporation Benefit Plans may occur at different times with respect to different plans), provided, however, that nothing contained herein shall require the Surviving Corporation to make any grants to any former employee of Bancshares, the Bank or TFS under any discretionary equity compensation plan of the Surviving Corporation. The Surviving Corporation shall cause each Surviving Corporation Benefit Plan in which employees of Bancshares, the Bank and TFS are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Surviving Corporation Benefit Plans, the service of such employees with Bancshares or the Bank or TFS, as the case may be, to the same extent as such service was credited for such purpose by Bancshares, the Bank or TFS, as the case may be, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of the Surviving Corporation to amend or terminate any of the benefit plans of either Bancshares, the Bank or TFS in accordance with their terms at any time.

          (b) At and following the Effective Time, the Surviving Corporation shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Bancshares, the Bank and TFS existing as of the Effective Date, as well as all employment, severance, deferred compensation, split dollar, supplemental retirement or "change-in-control" agreements, plans or policies of Bancshares, the Bank or TFS which are set forth on the Bancshares Disclosure Memorandum, subject in each case as the same may be modified or terminated with respect to certain executive officers of Bancshares, the Bank and TFS pursuant to an employment or change-in-control agreement.

          (c) At such time as employees of Bancshares, the Bank and TFS become eligible to participate in a medical, dental or health plan of the Surviving Corporation, the Surviving Corporation shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of the Surviving Corporation, (ii) provide full credit for under such plans any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

     4.15 Adequate Capitalization. During the period from the date hereof to the
          -----------------------
Effective Time, within 15 business days after the end of each month, Acquiror shall provide Bancshares with personal monthly financial statements, brokerage statements or comparable investment reports or summaries of James Dondero and Mark Okada (the "HGroup Stockholders"), respectively, certified by such individual or prepared and delivered by an independent third party, which reflect that their combined aggregate cash and/or negotiable securities positions is equal to or greater than the Aggregate Merger Consideration, less the Escrow Amount.

                                   ARTICLE V

                               CLOSING CONDITIONS


     5.01 Conditions to the Obligations of Acquiror Under This Agreement. The
          --------------------------------------------------------------
obligations of Acquiror under this Agreement are subject to the satisfaction, at or prior to the Effective Time, of the following conditions, anyone or more of which may be waived by Acquiror:

          (a) Regulatory Approvals. All necessary regulatory, governmental or
              --------------------
third party approvals, waivers, clearances, authorizations and consents (including without limitation the requisite approval and/or non-objection of the OTS, the FDIC and the Department required to consummate the transactions contemplated hereby) shall have been obtained without any term or condition which, the Acquiror's Board reasonably determines in good faith, would materially impair the value of Bancshares and the Bank to Acquiror all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all waiting periods in respect thereof shall have expired.

          (b) Corporate and Stockholder Approvals. All corporate action
              -----------------------------------
necessary to authorize the execution and delivery of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken by Bancshares, the Bank, and Acquiror, including approval by the requisite vote of the stockholders of Bancshares of this Agreement.

          (c) No Injunction. No order, judgment or decree shall be outstanding
              -------------
against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement.

     (d) Legal Proceedings. No Governmental Agency shall have notified any party
         -----------------
to this Agreement that it intends to commence proceedings to restrain or prohibit the transaction contemplated hereby or force rescission, unless such Governmental Agency shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the date of Closing.

     (e) Performance of Obligations; Representations and Warranties. Each of the
         ----------------------------------------------------------
obligations of Bancshares required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Bancshares contained in Article II of this Agreement shall have been true and correct in all material respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except as to any representation or warranty which specifically relates to an earlier date, and Acquiror shall have received a certificate to that effect signed by the Chief Executive Officer and Chief Financial Officer of Bancshares.

     (f) Other Actions. Bancshares shall have furnished Acquiror with such
         -------------
certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 5.01 as Acquiror may reasonably request.

     (g) Stockholder Agreements. Stockholder Agreements, substantially in the
         ----------------------
form attached as Exhibit A hereto, shall have been executed and delivered by
                 ---------
each director and executive officer of Bancshares in connection with the execution and delivery of this Agreement.

     (h) Dissenting Shares. Dissenting Shares shall not represent 20% or more of
         -----------------
the outstanding shares of Bancshares Common Stock.

     (i) Third Party Consents. Acquiror shall have been furnished with evidence
         --------------------
satisfactory to it that Bancshares has obtained the consents and approvals which are listed in Section 2.03(b) of Bancshares Disclosure Memorandum except for those consents and approvals which Acquiror has identified in writing to the Company that it will not require to be received.

     (j) No Material Change; Absence of Claims. There shall have occurred no
         -------------------------------------
change in the business or financial condition of Bancshares or the Bank since the date of this Agreement, and there shall not have occurred any claims (whether or not asserted in litigation) which in either case has, or reasonably could be expected to have a Material Adverse Effect.

     5.02 Conditions to the Obligations of Bancshares Under this Agreement. The
          ----------------------------------------------------------------
obligations of Bancshares under this Agreement are subject to the satisfaction, at or prior to the Effective Time, of the following conditions, anyone or more of which may be waived by Bancshares:

          (a) Regulatory Approvals. Acquiror shall have obtained all necessary
              --------------------
regulatory, governmental or third party approvals, waivers, clearances, authorization and consents (including without limitation the requisite approval and/or non-objection of the OTS, the FDIC and the Department required to consummate the transactions contemplated hereby); all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all waiting periods in respect thereof shall have expired.

          (b) Corporate and Stockholder Approvals. All corporate action
              -----------------------------------
necessary to authorize the execution and delivery of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken by Bancshares and Acquiror, including approval by the requisite vote of the stockholders of Bancshares of this Agreement.

          (c) No Injunction. No order, judgment or decree shall be outstanding
              -------------
against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceedings shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement.

          (d) Legal Proceedings. No Governmental Agency shall have notified any
              -----------------
party to this Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental Agency shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the date of Closing.

          (e) Performance of Obligations; Representations and Warranties. Each
              ----------------------------------------------------------
of the obligations of Acquiror required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Acquiror contained in Article III of this Agreement shall have been true and correct in all material respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date, and Bancshares shall have received a certificate to that effect signed by the President and Chief Executive Officer of Acquiror.

          (f) Change of Control Agreements. Bancshares, as the Surviving
              ----------------------------
Corporation, shall have expressly assumed the obligations of Bancshares under those certain Change of Control Agreements dated as of October 30, 2003, as amended, between Bancshares, the Bank and John F. Mackey, Jon D. Patterson and James C. Champion.

          (g) Other Actions. The Acquiror shall have furnished Bancshares with
              -------------
such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 5.02 as Bancshares may reasonably request.

                                   ARTICLE VI

                                   TERMINATION


     6.01 Termination. This Agreement may be terminated, and the transactions
          -----------
contemplated hereby may be abandoned at any time prior to the Effective Time:

          (a) by the mutual consent of Acquiror and Bancshares if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) by Acquiror:

          (i) if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (A) a breach by Bancshares of any representation or warranty contained in Article II of this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to Bancshares of such breach; or (B) a breach by Bancshares of any of the covenants or agreements contained in
     Article IV of this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to Bancshares of such breach, which breach (whether under (A) or (B)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Bancshares;

          (ii) if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by the 210th day after the date of this Agreement ("Termination Date"), except to the extent that the failure of the Merger to be consummated by such date arises out of or results from the knowing action or inaction of Acquiror;

          (iii) if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any governmental agency required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such governmental agency or an application therefor shall have been permanently withdrawn at the request of a governmental agency;

          (iv) if any approval of the stockholders of Bancshares contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Bancshares Meeting;

          (v) At any time prior to Bancshares Meeting, if Bancshares shall have breached Section 4.03, (ii) the Bancshares Board shall have failed to make its recommendation referred to in Section 4.07, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Acquiror or (iii) Bancshares shall have materially breached its obligations under Section 4.07 by failing to call, give notice of, convene and hold the Bancshares Meeting in accordance with Section 4.07; or

          (vi) if a tender offer or exchange offer for 20% or more of the outstanding shares of Bancshares Common Stock is commenced (other than by Acquiror), and the Bancshares Board recommends that the stockholders of Bancshares tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Securities Exchange Act of 1934.

     (c) By Bancshares.
         -------------

          (i) if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (A) a breach by Acquiror of any representation or warranty contained in Article III of this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to Acquiror of such breach; or (B) a breach by Acquiror of any of the covenants or agreements contained in
     Article IV of this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to Acquiror of such breach, which breach (whether under (A) or (B)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Acquiror;

          (ii) if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by the Termination Date, except to the extent that the failure of the Merger to be consummated by such date arises out of or results from the knowing action or inaction of Bancshares and the Bank;

          (iii) if its Board of Directors so determine by a vote of a majority of the members of its entire Board, in the event the approval of any governmental agency required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such governmental agency or an application therefor shall have been permanently withdrawn at the request of a governmental agency;

          (iv) if any approval of the stockholders of Bancshares contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Bancshares Meeting; or

          (v) in order to concurrently enter into an acquisition agreement or similar agreement (each, an "Acquisition Agreement") with respect to a
                                  ---------------------
     Superior Proposal which has been received and considered by Bancshares and the Bancshares Board in compliance with Section 4.03 hereof, provided, however, that this Agreement may be terminated by Bancshares pursuant to this Section 6.01(c)(v) only after the fifth business day following Bancshares' provision of written notice to Acquiror advising Acquiror that the Bancshares Board is prepared to accept a Superior Proposal, and only if, during such five-business day period, Acquiror does not, in its sole discretion, make an offer to Bancshares that the Bancshares Board determines in good faith, after consultation with its financial and legal advisors, is as favorable or more favorable than the Superior Proposal.

     6.02 Effect of Termination and Abandonment.
          -------------------------------------

          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VI, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in this Section 6.02 and Section 7.01.

          (b) (i) If this Agreement is terminated by Acquiror due to a breach of a representation or warranty by Bancshares contained in Article II of this Agreement (other than a breach resulting from event(s) or circumstance(s) occurring or arising after the date of this Agreement and such breach was outside of the control of Bancshares or the Bank) or a breach by Bancshares of a covenant or undertaking made by it in Article IV of this Agreement, Bancshares shall be liable to Acquiror for $350,000. Any payment to Acquiror shall be without prejudice to any other rights or remedies as may be available to Acquiror under Section 6.02(d) below, provided however that to the extent Acquiror is entitled to be paid both a fee set forth in this Section 6.02(b)(i) as well as the Termination Fee set forth in Section 6.2(d) below, in no event will the amount payable to Acquiror pursuant to Sections 6.02(b)(i) and (d) exceed $1.0 million. Notwithstanding anything in this Section 6.02(b)(i) to the contrary, nothing shall be construed herein to limit Acquiror's rights to recover any liabilities or damages arising out of Bancshares' or the Bank's breach of any provision of this Agreement, regardless of whether such breach was outside the control of Bancshares or the Bank.


          (ii) If this Agreement is terminated by Bancshares due to a breach of a representation or warranty by Acquiror contained in Article III of this Agreement (other than a breach resulting from event(s) or circumstance(s) occurring or arising after the date of this Agreement and such breach was outside of the control of Acquiror) or a breach by Acquiror of a covenant or undertaking made by it in Article IV of this Agreement, Acquiror shall be liable to Bancshares for $350,000, which shall be payable pursuant to the Escrow Agreement. Notwithstanding anything in this Section 6.02(b)(ii) to the contrary, nothing shall be construed herein to limit Bancshares' rights to recover any liabilities or damages arising out of Acquiror's breach of any provision of this Agreement, regardless of whether such breach was outside the control of Acquiror.

     (c) If this Agreement is terminated by either Acquiror pursuant to Section 6.01(b)(iii) or Bancshares pursuant to Section 6.01(c)(iii) due to a failure to receive all requisite regulatory approvals hereof and such failure relates solely to facts or circumstances relating to Acquiror or Acquiror's business plan submitted to such regulatory agencies (and not relating to Bancshares, Bank or their respective financial condition, results of operations or business, the amount of the Bank's non-performing or non-accrual loans or the amount or level of the Bank's regulatory capital, including any requirement for the Bank to maintain regulatory capital in excess of that contemplated in the Acquiror's business plan solely as a result of a material deterioration in the condition of the Bank after the date hereof), Acquiror shall be liable to Bancshares for $350,000, which shall be payable pursuant to the Escrow Agreement. Any payment by Acquiror to Bancshares pursuant to this Section 6.02(c) shall not be duplicative of (but shall be paid in lieu of) any amount that might be required to be paid by Acquiror pursuant to Section 6.02(b)(ii) due to a breach of
Section 4.06 by Acquiror.

     (d) In recognition of the efforts, expenses and other opportunities foregone by Acquiror while structuring and pursuing the Merger, the parties hereto agree that Bancshares shall pay Acquiror the sum of $1.0 million (the "Termination Fee") if this Agreement is terminated as follows:

          (i) if this Agreement is terminated by Acquiror pursuant to Section 6.01(b)(v) or (b)(vi), or by Bancshares pursuant to Section 6.01(c)(v), in either of which case payment shall be made to Acquiror concurrently with the termination of this Agreement; or

          (ii) if (x) this Agreement is terminated by (A) by Acquiror pursuant to 6.01(b)(ii) or Bancshares pursuant to Section 6.01(c)(ii) or (B) by Acquiror pursuant to 6.01(b)(iv) or Bancshares pursuant to Section 6.01(c)(iv), and in the case of any termination pursuant to clause (A) or
     (B), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of Bancshares or the Bancshares Board (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Bancshares contemplated by this Agreement at the Bancshares Meeting, in the case of clause (B), or the date of termination, in the case of clause (A), and (y) within 18 months after such termination Bancshares enters into an agreement with respect to an Acquisition Proposal or consummates a transaction which is the subject of an Acquisition Proposal, then Bancshares shall pay to Acquiror the Termination Fee on the date of execution of such agreement or consummation of a transaction which is the subject of an Acquisition Proposal, provided that if the date of execution of such agreement is after 12 months but within 18 months after such termination of this Agreement, the Termination Fee shall be payable by Bancshares to Acquiror only upon consummation of a transaction which is the subject of an Acquisition Proposal, regardless whether such consummation occurs within 18 months after termination of this Agreement.

Any amount that becomes payable pursuant to this Section 6.02(c) shall be paid by wire transfer of immediately available funds to an account designated by Acquiror.

          (e) Bancshares and Acquiror agree that the agreements contained in paragraphs (b), (c) and (d) of this Section 6.02 are an integral part of the transactions contemplated by this Agreement, that without such agreements Acquiror and Bancshares would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by Bancshares or Acquiror, as the case may be. If either party fails to pay to the other party the amounts due under paragraphs
(b), (c) or (d) above within the time periods specified therein, the party required to so pay shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the party due to receive such payment in connection with any action in which the party due to be so paid prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

                                  ARTICLE VII

                                  MISCELLANEOUS


     7.01 Survival. The respective representations, warranties and covenants of
          --------
the parties to this Agreement shall not survive the Effective Time but shall terminate as of the Effective Time, except for the provisions of Section 6.02 hereof.

     7.02 Waiver; Amendment. Prior to the Effective Time, any provision of this
          -----------------
Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Bancshares Meeting no amendment shall be made which by law requires further approval by the stockholders of Bancshares without obtaining such approval.

     7.03 Expenses. Each party hereto will bear all expenses incurred by it in
          --------
connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement shall be shared equally between Bancshares and Acquiror, and provided further that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

     7.04 Notices. All notices or other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally, sent by overnight express or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telex or facsimile addressed as follows:

          (a) If to Acquiror, to:


              HGroup Acquisition Co.
              c/o Highland Capital Management, L.P.
              Two Galleria Tower
              13455 Noel Road, Suite 1300
              Dallas, Texas  75240
              Attn:  Todd Travers
              Facsimile: (972) 628-4147

              Copy to:

              Patton Boggs LLP
              2001 Ross Avenue, Suite 3000
              Dallas, Texas 75201
              Attn:  Thomas R. Nelson
              Facsimile: (214) 758-1550

          (b) If to Bancshares, to:

              Heritage Bancshares, Inc.
              102 West High Street
              Terrell, Texas  75160
              Attn:    John H. Mackey
                       President and Chief Executive Officer
              Facsimile:  (972) 563-6814

              Mr. Thomas J. Wageman
              433 Private Road 125
              Savoy, Texas  75479
              Facsimile: (903) 965-3003

              Copy to:

              Locke Liddell & Sapp LLP
              3400 JP Morgan Chase Tower
              600 Travis
              Houston, Texas  77002
              Attn:    Annette L. Tripp
              Facsimile:  (713) 223-3717

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

     7.05 Parties in Interest. This Agreement shall be binding upon and shall
          -------------------
inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and except as otherwise expressly provided herein, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

     7.06 Complete Agreement. This Agreement, including the documents and other
          ------------------
writings referred to herein or therein or delivered pursuant hereto or thereto, contains the entire agreement and understanding of the parties with respect to their subject matter and shall supersede all prior agreements and understandings between the parties, both written and oral, with respect to such subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.

     7.07 Counterparts. This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     7.08 Governing Law. This Agreement shall be governed by the laws of the
          -------------
State of Delaware, without giving effect to the principles of conflicts of laws thereof.

     7.09 Headings. The Article and Section headings contained in this Agreement
          --------
are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, Acquiror and Bancshares have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                                    HGROUP ACQUISITION CO.

                                                    By:  /s/ James Dondero
                                                         -----------------------
                                                    Name:  James Dondero
                                                         -----------------------
                                                    Title:  President
                                                         -----------------------
                                                    HERITAGE BANCSHARES, INC.


                                                    By:  /s/ John H. Mackey
                                                         -----------------------
                                                    Name:  John H. Mackey
                                                         -----------------------
                                                    Title:  President and C.E.O
                                                         -----------------------